Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Option Agreement between Jeffrey G. Katz and LeapFrog Enterprises, Inc. of our report dated March 10, 2008 with respect to the consolidated financial statements of LeapFrog Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of LeapFrog Enterprises, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 6, 2008